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                                                                   EXHIBIT 10.23

                           Eagle Food Centers, Inc.
                          Route 67 and Knoxville Road
                             Milan, Illinois 61264

Robert J. Kelly
Chief Executive Officer
Eagle Food Centers, Inc.
Route 67 and Knoxville Road
Milan, Illinois 61264

Dear Mr. Kelly:

     Reference is made herein to the Employment Agreement, dated as of May 10, 1995 between yourself (the "Executive") and Eagle Food Centers, Inc. (the "Company") (the "Employment Agreement"). Capitalized terms used herein shall have the meaning set forth in the Employment Agreement, unless otherwise defined herein.

     The Executive has served as Chief Executive Officer and President of the Company since May 10, 1995 and the term of employment of the Executive pursuant to the Employment Agreement is scheduled to expire on May 22, 1998. The Company desires to continue to retain the services of the Executive for an additional term and to amend certain terms of the Employment Agreement in light of the significant contributions made by the Executive to the business and affairs of the Company to date.

     In furtherance of the foregoing, the parties agree to the following:

     1. Extended Term/Chairmanship. Section (2) of the Employment Agreement shall be amended to extend the Executive's term of employment to December 31, 1999. During the extended term, and for so long as the Executive remains employed, the Company shall cause the Executive to be elected as a Director and Chairman of the Board of Directors. The references to "Chairman of the Board" in Sections 3(a), 3(b), and 4(a) shall be eliminated, and such reference in Sections 6, 7(b), (c), 10, 11(a), 11(b), 12(a), 12(b), 13 and 19 of the
Employment Agreement shall be replaced with references solely to the "Board of Directors."

     2. Extension Payment. The Company shall pay to the Executive the sum of $500,000, subject to applicable deductions and withholding, within ten (10) business days of the execution and delivery of this Letter Agreement.

     3. Loan Forgiveness. (a) So long as the Executive shall remain employed by the Company, the loan previously extended by the Company to the Executive in the amount of $281,250 for the purchase of 125,000 shares of Common Stock of the Company (pursuant to the promissory note and pledge agreement, each dated May 10, 1995) (the "Loan")) shall be



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forgiven as follows: so long as the Executive remains actively employed through to and including December 31, 1998 and has not otherwise been terminated for cause, one half of the then outstanding balance of principal and interest shall be forgiven; so long as the Executive remains actively employed through to and including December 31, 1999 and has not otherwise been terminated for cause, the remaining outstanding balance of principal and interest shall be forgiven; provided that if the Company terminates the employment of the Executive without cause, or the Executive terminates his employment for good reason, all principal and interest outstanding as of the date of such termination shall be forgiven.

     (b) The Company shall reimburse the Executive, on an after-tax basis (and based on the net marginal Federal tax rate then applicable to the Executive), for any income tax liability incurred by the Executive in any calendar year as a result of the loan forgiveness provided for in Section (3)(a) above and the gross-up payment provided hereunder. The parties agree that the accountants for the Company shall calculate the amount of gross-up payments due to the Executive and that the Executive shall cooperate fully with such accountants in providing evidence of his applicable tax rate and related matters.

     4. Moving Costs. The Company shall reimburse the Executive (i) for the cost of all reasonable moving expenses incurred by the Executive in connection with his move to Chicago, subject to the presentation of satisfactory documentation in accordance with the Company's relocation policy, and (ii) for any income tax liability incurred by the Executive in any calendar year as a result of the reimbursement provided for in subclause (i) hereof and this subclause (ii). The amount of the tax gross-up provided for in subclause (ii) shall be calculated by the accountants to the Company in the same manner as set forth in Section (3)(b) hereof. The reimbursement payment provided for in this Section (4) shall be made to the Executive within 30 days of the presentation of satisfactory documentation.

     5. Incentive Compensation and Insurance Matters. For each full calendar year the Executive remains employed by the Company, commencing on December 31, 1997, and continuing on each December 31, thereafter (the one year period from December 31, 1997 through to December 31, 1998, and each year ending on December 31 thereafter, are referred to herein as a "Service Year" or "Service Years," as the case may be), the Company shall ensure that:

          (a) Extended Option Exercise Period. The exercise period for each tranche of vested Options as provided for in Section (5)(b) of the Employment Agreement shall, upon the Executive's termination of employment for any reason other than cause, be extended by one year for each completed Service Year, up to the maximum ten-year expiration period provided for under the Company's stock incentive plans.

          (b) Extended Split-Dollar Insurance Coverage. Upon the Executive's termination of employment for any reason other than cause, the Company shall continue to pay all premiums associated with the Executive's split dollar life insurance policy as in effect at the time of such termination, for a period following his termination equal to the aggregate of completed Service Years as of the date of his termination.

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     6. Non-Renewal. Section (11)(c) of the Employment Agreement shall be eliminated in its entirety.

     7. No-Solicit/No-Raid/Non-Compete. Section (12)(a) of the Employment Agreement shall be amended to (i) eliminate the phrase "without the prior written approval of the Chairman of the Board" and (ii) add the following subclause (iii):

          "(iii) participate (whether as director, officer, shareholder (other than a passive investment in up to 5% of any class of publicly traded stock), owner, partner, principal, employee, consultant, agent or otherwise)) in any Competitive Business (as hereinafter defined); provided that the foregoing restriction shall apply only if the Executive has been terminated for cause, or has voluntarily terminated his employment without Good Reason. As used herein, the term "Competitive Business" means any supermarket business conducted in the Company's service area.

     8. Survival. Except as otherwise provided for herein, the Employment Agreement shall remain in full force and effect.

     9. Counterparts. This Letter Agreement may be executed in counterparts which, taken together, shall be deemed to be a fully executed original hereof.

     10. Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

     Please acknowledge your agreement to the foregoing by signing where indicated below.


                                       Very truly yours,


                                       EAGLE FOOD CENTERS, INC.


                                       By: /s/ Steve Friedman
                                          --------------------------
                                       Title:       Director



ACCEPTED AND AGREED TO
THIS 12 DAY OF APRIL, 1998:


/s/ Robert J. Kelly
--------------------------
Robert J. Kelly




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